Exhibit 3.1



                         CERTIFICATE OF AMENDMENT
                                   OF
                       CERTIFICATE OF INCORPORATION
                                   OF
                           UNILAB CORPORATION

                 (Pursuant to Section 242 of the General
                 Corporation Law of the State of Delaware)



Unilab Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

FIRST. Section 4 of the Certificate of Incorporation of the Corporation is hereby amended by deleting the provision from Clause (a) of the sub-section entitled "Conversion of Non-Voting Common Stock by Holder" of the section entitled "Non-Voting Common Stock", such that Clause (a) reads in its entirety as follows:

    "(a) The holder of each share of Non-Voting Common Stock shall have the right at any time, or from time to time, at such holder's option, to convert such share into one fully paid and non-assessable share of Common Stock, on and subject to the terms and conditions hereinafter set forth";

SECOND. The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed by Richard A. Michaelson, its Senior Vice President, and attested by Mark L. Bibi, its Secretary, this 14th day of May, 1996.



                               By:   /s/ Richard A. Michaelson
                               Name:	Richard A. Michaelson
                               Title:    Senior Vice President

Attest:


By:     /s/  Mark L. Bibi
Name:   Mark L. Bibi
Title:  Secretary